Exhibit 99.1

[AVANIR PHARMACEUTICALS LOGO]

AVANIR PHARMACEUTICALS REPORTS
SECOND QUARTER OF FISCAL 2006 FINANCIAL RESULTS

San Diego, May 8, 2006 — Avanir Pharmaceuticals (NASDAQ: AVNR) today reported unaudited financial results for the three months ended March 31, 2006, or second quarter of fiscal 2006.

Second Quarter 2006 Results
For the second quarter ended March 31, 2006, Avanir’s net loss was $13.4 million, or $0.43 per share, compared to $14.1 million, or $0.57 per share, for the same period in 2005. Higher overall revenues in the second quarter of fiscal 2006 offset a larger portion of Avanir’s operating expenses in the period, which contributed to the reduction in net loss compared with the same period a year ago. The lower loss per share in the current period was also due to a higher weighted average number of shares outstanding, compared to the same period in the prior year. The second quarter of fiscal 2006 was highlighted by the following activities:

•	Completion of the new drug application (NDA) for Neurodex™ in the treatment of Involuntary Emotional Expression Disorder (“IEED”) or pseudobulbar affect;

•	Receipt of approximately $4.7 million from the exercise of the Company’s outstanding Class A Warrants that were called by the Company;

•	Implementation of a 1-for-4 reverse stock split, resulting in an improved capital structure;

•	Execution of a licensing agreement for docosanol 10% cream in Japan;

•	Continuation of transforming our business model from a research driven organization to a commercial pharmaceutical company in preparation for the anticipated launch of Neurodex;

•	Addition of two additional experienced executives to Avanir’s management team, a vice president of sales and a vice president of medical affairs; and

•	Receipt of a $5.0 million milestone (earned in the first fiscal quarter of 2006) from AstraZeneca related to filing an investigational new drug application and the initiation of Phase I safety studies with a small molecule reverse cholesterol compound.

Subsequent to the close of the quarter, Avanir:

•	Received notice of acceptance with Priority Review on the Neurodex NDA from the FDA; and

•	Commenced trading on the NASDAQ® National Market under the stock symbol AVNR.

Revenues for the second quarter ended March 31, 2006 were $2.5 million, compared to $645,000 for the same period a year ago. The increase in revenues is primarily due to revenues from research and development services being provided by Avanir in connection with license agreements with AstraZeneca and Novartis.

Operating expenses for the second quarter ended March 31, 2006 were $16.4 million, compared with $14.8 million for the same period a year ago. The operating expenses for the second quarter ended March 31, 2006 included incremental share-based compensation expense of $758,000, or $0.02 per share, resulting from the adoption of Statement of Financial Accounting Standards No. 123® (“FAS 123R”), Share-Based Payment, in the beginning of our fiscal 2006. Research and development (“R&D”) expenses for the second quarter of fiscal 2006 amounted to $7.9 million, compared to $11.4 million for the same period a year ago, as the Company continued to advance its R&D programs. The second quarter ended March 31, 2005 included a $7.2 million charge related to the acquisition of additional contractual rights to Neurodex. Selling, general and administrative expenses for the second quarter of fiscal 2006 increased to $8.5 million, compared to $3.4 million for the same period a year ago. The increase is primarily due to the Company’s expansion of awareness programs and market research for IEED, medical education, filling key management positions, and recognition of share-based compensation expense.

As of March 31, 2006, Avanir had cash, cash equivalents, and investments in securities totaling $53.0 million, compared to $27.5 million as of September 30, 2005. The higher overall level of cash and equivalents was primarily due to financing activities by the Company, the call of warrants, and exercises of stock options. Net working capital was $38.6 million, deferred revenue was $19.0 million and shareholders’ equity was $35.5 million as of March 31, 2006.

Fiscal Year-to-date Results
Net loss for the six months ended March 31, 2006 was $19.1 million, or $0.64 per share, compared to a net loss of $21.1 million, or $0.87 per share, for the same period a year ago. Revenues of $10.6 million for the first half of fiscal 2006 included the $5.0 million milestone from AstraZeneca, $4.4 million in research and services revenues, $1.0 million in revenues that the Company recognized from the sale of abreva® royalty rights, and $161,000 from government research grants. Revenues in the first half of fiscal 2005 amounted to $1.5 million, which included $928,000 in revenues recognized from the sale of abreva royalty rights, $300,000 in revenues relating to achievement of milestones under a license agreement for docosanol 10% cream, and $286,000 from government research grants.

Total operating expenses for the first half of fiscal 2006 were $30.5 million, compared to $22.8 million in the same period a year ago. The operating expenses for the first half of fiscal 2006 included incremental share-based compensation expense of $1.2 million, or $0.04 per share, resulting from the adoption of FAS 123R in the beginning of our fiscal 2006. R&D expenses for the first half of fiscal 2006 amounted to $17.3 million, compared to $16.5 million for the same period a year ago. Selling, general and administrative expenses for the first half of fiscal 2006 increased to $13.3 million, compared to $6.3 million for the same period a year ago.

Subsequent Event
The Company also announced today that it would undergo a consolidation of its three leased office and lab-based facilities in San Diego. By consolidating the Company’s research and development operations into one of the existing San Diego facilities, relocating office support and commercial employees to more suitable office space in Orange County, reducing utilized facility square footage by over 20%, and subleasing excess space, the Company expects to save approximately $1.0 million in the aggregate in operating activities over a three-year period, net of restructuring charges.  In connection with the consolidation, the Company expects to incur approximately $2.0-$2.5 million in restructuring charges over the next twelve months.  The Company expects the facilities realignment to be completed over the next 6-12 months.

Conference Call and Webcast
Management will host a conference call with simultaneous webcast on May 8th at 1:30 p.m. Pacific/ 4:30 p.m. Eastern to discuss second quarter and year-to-date fiscal 2006 operating performance. The webcast can be accessed on Avanir’s web site at www.avanir.com. For those who cannot listen to the live broadcast, the online replay will be available for 30 days, and a phone replay will be available through May 15, 2006, by dialing (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering the passcode 8238299.

About AVANIR
Avanir Pharmaceuticals is focused on developing, acquiring, and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases. Avanir previously announced and published positive results from the two required Phase III clinical trials for Neurodex™, an investigational new drug for the treatment of involuntary emotional expression disorder currently under priority review with the FDA. Additionally, Avanir has initiated a Phase III clinical trial for Neurodex as a potential treatment in patients with diabetic neuropathic pain, a second indication for Neurodex. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease.  The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Forward Looking Statements
The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q and other publicly available information regarding the Company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect”. Avanir disclaims any intent or obligation to update these forward-looking statements.

Avanir Pharmaceuticals Contacts:

Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com

- Tables to follow –

AVANIR Pharmaceuticals
Summary Consolidated Financial Information
(Unaudited)

	Quarters ended March 31,		Six months ended March 31,
Statement of operations data:	2006	2005	2006	2005
Revenues	$2,469,028	$644,733	$10,613,916	$1,533,098

Expenses
Research and development	7,919,847	11,428,170	17,283,249	16,482,411
Selling, general and administrative	8,492,115	3,372,183	13,260,858	6,323,186
Cost of sales	—	—	—	3,102
Total operating expenses	16,411,962	14,800,353	30,544,107	22,808,699

Loss from operations	(13,942,934)	(14,155,620)	(19,930,191)	(21,275,601)
Interest income	564,422	125,147	892,588	246,979
Other income (expense)	(5,492)	4,850	5,020	(62,071)
Interest expense	(21,403)	(25,324)	(44,841)	(46,945)

Loss before income taxes	(13,405,407)	(14,050,947)	(19,077,424)	(21,137,638)
Income tax benefit (provision)	(4)	—	(2,421)	(1,898)

Net loss	$(13,405,411)	$(14,050,947)	$(19,079,845)	$(21,139,536)

Net loss per share:
Basic and diluted	$(0.43)	$(0.57)	$(0.64)	$(0.87)

Weighted average number of common shares:
Basic and diluted	31,086,874	24,565,682	29,819,338	24,261,024

	March 31, 2006	September 30, 2005
Balance sheet data:
Cash and cash equivalents	$10,912,580	$8,620,143
Short-term, long-term and restricted investments in securities	42,041,676	18,917,443

Total cash and investments in securities	$52,954,256	$27,537,586
Net working capital	$38,602,472	$11,969,450
Total assets	$66,985,222	$41,401,990
Deferred revenue	$18,999,961	$19,158,210
Total liabilities	$31,519,800	$32,267,111
Shareholders’ equity	$35,465,422	$9,134,879

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